Exhibit 10.47

CULTIVATION AND SALES AGREEMENT

This CULTIVATION AND SALES AGREEMENT (this “Agreement”) is made and entered into as of the date last signed by either of the Parties (as defined below) (the “Effective Date”) by and between MJ Holdings Inc., a Nevada corporation (“MJNE”) and RK GROW LLC, a Nevada limited liability company (“Company”) (jointly, the “Parties” and, individually, a “Party”).

RECITALS

WHEREAS, pursuant to the Regulations outlined by the Nevada Cannabis Control Board, as amended from time to time (the “Act” and together with the rules and regulations thereunder, the “RTMA”), the State of Nevada Cannabis Control Board (“CCB”) has issued a cultivation facility license pursuant to which MJNE may cultivate (grow), process, and package marijuana; sell marijuana to retail marijuana stores; and operate marijuana product manufacturing facilities and sell to other cultivation facilities, which license MJNE is in the process of moving to the Cultivation Facility (as defined below) (the “Cultivation License”);

WHEREAS, Company represents that it has specialized knowledge, skills, technology, and experience in cultivation, and otherwise has the experience and skill necessary to cultivate and manage the cultivation of marijuana necessary to operate such an operation in the State of Nevada;

WHEREAS, as of the Effective Date, MJNE is in the process of finalizing the Cultivation Facility, as defined herein, and obtaining all approvals required by the CCB and the State of Nevada and will provide Company notice of when it can begin operations pursuant to applicable law and under this Agreement. The Parties agree that Company cannot commence operations at the Cultivation Facility under this Agreement until such time as it has been so notified, in writing, by MJNE (the “Commencement Notice”) and MJNE cannot estimate when the requisite approvals from the CCB and the State of Nevada will be forthcoming; and

WHEREAS, MJNE and Company desire to enter into an agreement whereby MJNE retains Company to provide the cultivation of one or more lines of product (as described on the Summary of Commercial Terms set forth on Exhibit A attached hereto and incorporated herein) for sale in the State of Nevada under the Cultivation License (the “Cultivation Services”) at MJNE’s facility located at 2215 E. Anvil Road Amargosa Valley, Nevada 89020 (the “Cultivation Facility”) on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals which are incorporated herein and made part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, agreeing to be legally bound, hereby agree as follows:

1. Engagement and Cultivation Rights. As of the Effective Date MJNE hereby engages Company, on a non-exclusive basis, and Company hereby accepts such engagement and agrees, upon the terms and conditions set forth herein, to provide the Cultivation Services pursuant to the terms and conditions set forth herein. Company hereby is granted the right to develop, manage, and produce on behalf of MJNE all Company-branded products, including but not limited to those set forth on Exhibit A; provided, however, that (a) Company is authorized by MJNE to produce all products that may be lawfully grown and distributed in Nevada pursuant to applicable law, including CCB guidelines and the RTMA; (b) Company shall use commercially-reasonable efforts to maximize the production and sales of the products grown at the Cultivation Facility under this Agreement, subject to compliance with all applicable laws; (c) Company shall commence making its improvements to the Designated Acreage within 120 calendar days of the date of the Commencement Notice and shall begin cultivation on the Designated Acreage (as evidenced by registration of the first plants with the CCB) by the first day of Spring following the Commencement Notice or when the CCB approves cultivation activities at the Designated Acreage, whichever occurs later; and (d) Company complies with all applicable laws, rules, and regulations, including but not limited to those pertaining to the labeling of product sold hereunder.

2. Term; Renewal; Termination.

(a) Term. This Agreement shall commence on the date of the Commencement Notice and shall continue for a period of 15 years thereafter (the “Initial Term”), unless earlier terminated as provided in Section 2(b).

Renewal. Upon expiration of the Initial Term, this Agreement shall automatically renew for one fifteen year term followed by automatic renewals for successive five-year terms, or as the Parties otherwise agree in writing prior the expiration of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless either Party provides the other written notice of termination at least sixty (60) days prior to the expiration of the applicable Term. MJNE agrees that it will approve the first fifteen year renewal term so long as Company is not in default in the performance of this Agreement. The terms, covenants and conditions of any Renewal Term shall be the same as the terms, covenants, and conditions in effect immediately prior to such renewal unless otherwise agreed by the Parties in writing prior to the commencement of the new Renewal Term.

(b) Termination. This Agreement may be terminated at any time upon the mutual agreement of the Parties or if Company fails to cure any default or breach of the Agreement within 15 business days from notification of such breach/default (or such shorter time as required by applicable law). In addition, upon the occurrence of any one of the following events, either Party may terminate this Agreement prior to the end of the Initial Term or any Renewal Term by providing written notice to the other Party stating the intended date of termination: (i) subject to Section 20, any breach or default of this Agreement by the other Party which remains uncured in accordance with Section 20(a) or Section 20(b) hereof; (ii) any grossly negligent or intentional or willful misconduct by the other Party; (iii) any federal enforcement action of the type described in Section 24 against MJNE, Company, or any of their respective affiliates, employees or independent contractors; (iv) any change or revocation of state or local law, regulation or licensing, that has the effect of prohibiting the legal operation of the Cultivation Facility or the performance of the Cultivation Services; provided, however, that any change that only impacts compliance and/or operation, or causes costs of goods to be more expensive or difficult shall not provide a basis for termination under this clause (iv); and (v) CCB’s refusal to approve an application to renew, or revocation of, the Cultivation License. In the event of any termination of this Agreement, Company personnel shall be denied access to the Cultivation Facility without the express permission of MJNE. The Parties shall use reasonable commercial efforts to wind down operations of Company in an organized and efficient manner. Company shall pay for and be responsible for any and all costs associated with winding down Company operations at the Cultivation Facility.

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(c) CCB Approval. The Parties acknowledge that this Agreement is subject to the approval of the CCB. The Parties will work together in good faith to provide information to the CCB pursuant to applicable Nevada law. In the event that the CCB does not approve this Agreement or that the Cultivation License is not authorized for use at the Cultivation Facility, the Agreement shall be terminated and neither Party shall have any obligation to the other under this Agreement or arising in connection with this Agreement, including any obligation related to costs or expenses incurred in anticipation of such approval by either Party excepting that MJNE shall return any deposit Company may have forwarded in anticipation of approval Alternatively, if both Parties agree, the Parties may elect to work together in good faith to modify the Agreement to bring it into conformance with CCB guidelines/requests and to further extend the Agreement.

3. Obligations of Company. The following obligations of Company are in addition to any and all obligations set forth elsewhere in this Agreement (including, without limitation, those in Section 1, above), or imposed by applicable law, rule, or regulation, including any orders or policies promulgated by the CCB.

(a) Compliance. Company shall (i) be responsible for the logistics, development, ingredient sourcing, cultivation, preparation and storage at or from the Designated Acreage (as defined below), and sale of the its products and (ii) comply at all times with the RTMA and all applicable rules, regulations and requirements in the provision of the Cultivation Services, subject to MJNE’s good faith assistance and cooperation; provided, that MJNE has the right to require Company to take any and all reasonable actions that MJNE deems necessary or advisable to ensure compliance with RTMA or any other applicable rules, requirements or regulations. The Parties shall cooperate and work together to take any action necessary in furtherance of, in compliance with, or otherwise in any way related to any change whatsoever in any applicable law, rule, statute, regulation, the entitlement and/or approval process, or other process or requirement related to the Cultivation Services that comes into being, occurs, accrues, becomes effective or otherwise becomes applicable or required after the Effective Date. Company shall follow, conform to and abide by any such changes and any regulatory matters. Company shall further address and cure any noncompliance and pay any fines or assessments arising in connection with the failure of the Company or any of its employees or independent contractors to comply with applicable law and all other costs associated therewith.

(b) Standard of Care. Company will perform the Cultivation Services in compliance with best industry practices, applicable law, permits, the terms and conditions of this Agreement (including the Policies and Procedures, as defined below) and otherwise operate in a commercially reasonable manner (the “Standard of Care”).

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(c) Packaging. Company shall comply with all legal requirements pertaining to the labeling of its products grown or produced at the Cultivation Facility, including any regulatory approval of such labels, which labels share bear MJNE’s approved logo in such a manner as shall be directed by MJNE.

(d) Insurance. Prior to commencing operations under this Agreement, Company shall obtain, and thereafter, through the Term, shall maintain industry-standard insurance for an operation comparable to that contemplated, including the Cultivation Services, including workers’ compensation insurance and product liability insurance, the scope and policy limits of which insurance shall be subject to MJNE’s approval. Without limiting the foregoing, during the Term, Company shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Company against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use, or occupancy of the Cultivation Facility. Company shall name MJNE and its affiliates, and their respective officers, directors, and employees, as additional insureds under such policy or policies and shall provide a certificate of insurance or policy endorsements acceptable to MJNE prior to commencing operation but no later than 20 calendar days from obtaining its initial coverage and upon each renewal. Coverage shall be for no less than US$1,000,000 per occurrence; shall be provided by a carrier reasonably acceptable to MJNE; and with a deductible or retention amount reasonably acceptable to MJNE. MJNE may require a reasonable increase in coverage amounts during the Term. The amount and scope of coverage of such insurance shall not limit Company’s liability nor relieve Company of any other obligation under this Agreement. MJNE may also obtain comprehensive public liability insurance in an amount and with coverage determined by MJNE insuring MJNE against liability arising out of the ownership, operation, use, or occupancy of the Cultivation Facility, including the Designated Area. Any insurance obtained by MJNE shall not be contributory and shall not provide primary insurance. Company’s insurance policies shall provide that MJNE shall be notified if there is a lapse in coverage, a pending lapse in coverage, or if any claim has been made upon such coverage. MJNE also may require Company to maintain, during the term of this Agreement, a policy of commercial loss of income insurance (business interruption insurance) insuring the Company and MJNE against loss of income resulting from Company’s inability to operate and/or produce product. MJNE shall provide Company a 30-day notice requiring Company to obtain such loss of income insurance.

(e) Labor Matters.

(i) Company may utilize subcontractors to provide any of the Cultivation Services so long as such subcontractors are selected by Company with due care and Company has reasonable assurances that such subcontractors can perform the Cultivation Services pursuant to the requirements of this Agreement, including the Standard of Care; provided, however, that no such utilization will relieve Company of any of its obligations or liabilities under this Agreement. Neither Company nor the employees, contractors, or agents of Company providing Cultivation Services hereunder will be considered employees of MJNE for any purpose. Company will be solely responsible for all matters pertaining to the employment, supervision, compensation, promotion, termination, daily direction, and control of its employees.

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(ii) Company is responsible for payment of all compensation, benefits and employer taxes related to such persons and any fines or other regulatory matters arising in connection with employment matters, including but not limited to the failure of Company or any of its employees or independent contractors to comply with applicable laws. In furtherance and not in limitation of the foregoing, Company represents and warrants to MJNE that it will use the Standard of Care (i) to obtain and maintain all permits, certificates and licenses necessary for Company to provide for the employment of its employees and independent contractors as may be required under the applicable laws of the State of Nevada, and (ii) to comply with (A) all applicable laws relating to hiring practices, workplace safety and health, payment of wages and overtime, employee benefits, and employment discrimination, (B) the Immigration Reform and Control Act of 1986, and (C) all other applicable laws governing the employment relationship between Company and its employees.

(iii) Company shall use the Standard of Care to (A) provide reasonable health protection and safety equipment to all of its employees and independent contractors at the Cultivation Facility; (B) direct its employees and independent contractors to properly dress at the Cultivation Facility, including without limitation wear closed-toe shoes; (C) prohibit horseplay, roughhousing, or sports play in the Cultivation Facility; and (D) train its employees and independent contractors in proper safety procedures and the Policies and Procedures (as described below).

(f) Policies and Procedures. Company shall comply with all policies and procedures, as approved by the CCB, as may be communicated to Company by MJNE from time to time, including, without limitation, the policies and procedures set forth on Exhibit A attached hereto, and the sexual harassment rules adopted by MJNE (collectively, the “Policies and Procedures”). Company shall provide MJNE a copy of any written operations manual including all standard operating procedures for its processes at the Cultivation Facility, and any amendments thereto.

(g) Use and Maintenance of the Cultivation Facility.

(i) MJNE shall permit Company to use the acreage identified as the “Designated Acreage” on Exhibit A for Cultivation Services, subject to any limitations set forth on Exhibit A.

(ii) Company shall be responsible for and pay for all maintenance of the Designated Acreage, which shall be maintained in accordance with the Policies and Procedures (or, if no written Policies and Procedures have been provided by MJNE, in accordance with the directions of MJNE) and applicable laws, rules, and regulations.

(iii) MJNE shall determine the location of the Designated Acreage within the Cultivation Facility, in its sole but reasonable discretion.

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(h) Supplies, Equipment and Tools. Company shall be responsible for the selection, purchase, and acquisition of all supplies, equipment, and tools required to deliver the Cultivation Services (the “Equipment”), which Equipment shall remain the property of Company. Company shall use commercially-reasonable efforts to mark otherwise designate its Equipment as its property and shall maintain (and provide to MJNE from time to time, upon MJNE’s reasonable request) an accurate record identifying its property. Company shall have the right, at its own cost, to install or attach cultivation structures and equipment on the Designated Acreage; provided, however, that (A) such structures and equipment meet the requirements or specifications of the CCB and applicable laws, rules, and regulations; (B) all specifications and plans for structures and equipment be provided in advance to MJNE, along with copies of such documents that are required to be submitted to any applicable regulatory authority; (C) no equipment or structures that are subject to regulatory approval shall be installed or place on the Designated Acreage without the receipt of any necessary regulatory approval; and (D) any structures or equipment that are affixed, meaning attached to the ground permanently, to the Designated Acreage shall become the property of MJNE upon the expiration or termination of this Agreement for any reason (further provided that MJNE, in its sole but reasonable discretion, may require Company to remove such structures or equipment at Company’s sole expense upon the expiration or termination of this Agreement for any reason).

(i) Testing. Company shall cooperate with MJNE to implement all actions necessary for product testing and analytics for all products produced and developed at the Cultivation Facility by or on behalf of Company to ensure compliance with the RTMA and all other applicable rules, regulations, requirements, and laws. MJNE shall facilitate the testing of products by a duly-licensed laboratory or testing provider, provided that Company shall pay all costs and expenses related to that testing. Each Party shall be provided copies of the results of any product testing. No product produced at the Cultivation Facility by or on behalf of Company shall be sold or distributed without such testing and only in compliance with all applicable laws, rules, and regulations pertaining thereto.

(j) Records, Record-Keeping, and Reporting.

(i) Company shall maintain its books and records in accordance with generally accepted account principles and shall maintain accurate records of all product sales and such other business metrics and details as may be required by the CCB and applicable law. At least once per calendar month, on or before the 15th of the month, Company shall provide MJNE with a detailed report of the immediately preceding month’s sales. Company must use the accounting and tracking system required by the CCB from time to time and as delegated to Company by MJNE (as of the Effective Date, the CCB-designated seed-to-sale tracking compliance system is Metrc Nevada (“Metrc”)). All sales must be accompanied by a sales report, delivery manifest and cash receipts. Product sales and all pertinent data shall be input through Metrc, as directed by MJNE (or such other tracking and compliance system as may be designated by the CCB from time to time) and shall be subjected to audit by MJNE, as set forth below. Company shall maintain sales and cost accounting records and supporting documentation for at least five years after the pertinent period, or such longer period as may be required by applicable law. Company shall maintain its records in readily-accessible electronic format using commercially-available software.

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(ii) Company shall maintain at the Designated Acreage, with MJNE’s oversight and input, complete and accurate records related to the provision of Cultivation Services, including, without limitation, financial records, sales reports, sales invoices, maintenance of all required Agent Cards, human resources, and safety records.

(iii) Upon reasonable advance notice, and during normal business hours, MJNE or an agent designated by MJNE shall have access to such records and supporting documentation to the extent sufficient to audit such materials and to assess and verify gross revenue generated by the Designated Acreage, in accordance with this Agreement. MJNE shall have the right to review the sales records and supporting documentation records with respect to the Cultivation Services. Any such review shall be solely the expense of MJNE and shall not occur more frequently than quarterly; provided, however, that if MJNE determines a material disparity between the results of operation reported by Company and the results of MJNE’s audit, in MJNE’s sole but reasonable determination (it being agreed and understood that a disparity of five percent or greater will be considered material), then MJNE may review Company’s records more frequently (“Additional Audits”) and may require Company to bear the costs of the same. Additional Audits shall be terminated in the event that two sequential audits result in discrepancies less than 5 percent. Notwithstanding the foregoing, Additional Audits may be trigger in the event that a material disparity exists as set forth herein. The access to records that is the subject of this subsection shall be in addition to MJNE’s rights set forth in Section 10 of this Agreement.

(k) Agent Cards. Each employee and independent contractor of Company intended to work at the Cultivation Facility must obtain a state-issued marijuana agent card (“Agent Card”) from the CCB prior to commencing work at the Cultivation Facility and must maintain an active Agent Card in good standing in order to work at the Cultivation Facility at all times. MJNE shall submit all initial applications and renewals, subject to the following: (i) Company must provide MJNE with all applicable information and material necessary to process each initial application, and must ensure that each employee and independent contractor cooperates with the application process; (ii) in the case of renewal filings, Company must provide (and ensure that the applicable employee or independent contract provides) all necessary information and material necessary for MJNE to submit the requisite online filing at least 30 business days before the filing is due; and (iii) Company shall pay all costs, fees, and expenses related to the Agent Card and application/renewal processes, in advance.

(l) Access. MJNE shall provide such access to the Designated Acreage to Company as MJNE deems reasonably necessary and appropriate to allow Company to provide the Cultivation Services. Company shall ensure that guests at the Designated Acreage shall be kept to a minimum. Company shall ensure that all its guests at the Designated Acreage are always escorted by an authorized and appropriate agent of Company. Under no circumstances shall Company personnel, including its management, employees, independent contractors, or guests, enter any portion of the Cultivation Facility other than the Designated Acreage without prior written approval of MJNE.

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(m) Security for Designated Acreage. Company shall install and maintain at the Designated Acreage, at its sole expense, such fences, walls, doors, locks, security systems, camera systems, fire alarms and other security apparatus, including, without limitation, intrusion and motion detection, panic buttons, duress alarm and internal and external video surveillance as may be necessary to meet the requirements of Nevada laws, or as may be directed by the CCB or any other regulatory body with authority over the Cultivation Facility. Company shall submit its security plan to MJNE for its approval prior to installing any fences, walls, or doors, which approval may be denied or conditioned by MJNE, in its sole but reasonable discretion

(n) Marketing. Company shall have the right to develop, direct, maintain, and expand the marketing, branding, and pricing strategies for all products produced by Company at the Cultivation Facility, or otherwise, subject to compliance with applicable rules, regulations, and requirements. The foregoing notwithstanding, MJNE shall have the right to approve in advance all packaging and product representation and claims.

4. Fees and Expenses. As further set forth in Section 5, below, MJNE shall collect revenue from the sale of the products produced by Company hereunder, which revenue shall be for MJNE’s account. As set forth below, Company shall earn a management fee (the “Cultivation Management Fee”) based on the total invoiced amount for the sale of such product (each sale, an “Order”), after the deduction of taxes paid in connection with such Order, as set forth below. If MJNE is owed any fees or expenses hereunder attributable to an Order and funds are not available from the proceeds of such Order (whether because of customer non-payment or otherwise), then MJNE shall invoice Company for such fees and expenses, which invoice will be paid in full by Company within 10 business days of the date of invoice. Alternatively, and in its sole discretion, MJNE may deduct such fees and expenses related to an Order from the Cultivation Management Fee otherwise payable from the proceeds of a prior or subsequent Order.

(a) Deposits. Upon execution of this Agreement, Company shall pay MJNE the sums identified as “Deposits” on Exhibit A. Each of these sums shall be non-refundable except in the following events: (i) where this Agreement is not approved by the CCB; (ii) the Cultivation License is not approved for use at the Cultivation Facility; or (iii) the Company has exercised its options to terminate under Addendum 1.

(b) Security and Compliance Fee. Company shall pay MJNE the Security and Compliance Fee for the Cultivation Facility as whole as set forth in Exhibit A to compensate MJNE for certain security and regulatory compliance expenses incurred by MJNE. This fee shall be paid monthly by the first of each month throughout the Term commencing with the first of the month immediately following the date of the Commencement Notice and may be deducted from any deposits or other funds of Company (including funds otherwise payable as the Cultivation Management Fee, defined below, then in the possession of MJNE). Amounts unpaid by the 10th of the month shall be considered past due and shall incur a late fee of $500.00. The Security and Compliance Fee shall be increased by MJNE each year based on an increase in the regional cost of living but not less than 1.5% per year and not more than 10% in any five-year period.

MJNE reserves the right to install additional fencing and other security measures at the Cultivation Facility (including on and around the Designated Acreage) and to charge Company a pro rata share of the cost thereof, which will be promptly paid by Company upon invoicing excepting any currently planned or existing perimeter fencing and cameras for the initial phase of perimeter security.

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(c) Royalty. Company shall pay MJNE a percentage of all invoiced Orders less applicable taxes (the “Product Royalty”). The Product Royalty rate is set forth on Exhibit A hereto and is subject to the minimum royalty set forth therein. Such payments are due and payable by Company upon sale of product regardless of whether the purchaser has paid all or any part of the purchase price. Company shall be entitled to a credit or credits for any authorized returns. In the event that Company and MJNE is unable to collect from a purchaser the total amount owed to MJNE and Company for an Order, Company is still obligated to pay the Product Royalty to MJNE for the total amount of the invoiced Order to purchaser

(d) Cultivation Management Fee. Company shall earn a Cultivation Management Fee based on the Net Sales Revenue, at the rate set forth on Exhibit A. For purposes hereof, “Net Sales Revenue” means gross revenue actually realized from an Order less any returns or credits authorized by MJNE related to such Order and less Order Expenses (as defined in subsection (e)) related to such Order. As stated elsewhere in this Agreement, MJNE may retain the following prior to distributing the Cultivation Management Fee to Company to the extent that MJNE has not otherwise recouped such sums: (i) all Order Expenses related to a prior Order; (ii) the monthly royalty set forth in subsection (c), above, as well as any Product Royalty related to a prior Order; (iii) the security and compliance fee set forth in subsection (b), above related to a prior Order; (iv) any returns or credits authorized by MJNE related to such product; and any other fees, expenses, or other sums of money owed to, or invoiced by MJNE to Company. Further, to the extent that Company separately has paid MJNE for any Order Expenses, such sums will not be included in the determination of Net Sales Revenue (i.e., such sums will not be double counted). For the sake of clarity, MJNE may deduct from the Cultivation Management Fee paid to Company any or all sums owed to it from a prior Order or prior Orders, and any other fees and expenses owed to MJNE by Company.

(e) Order Expenses. Company shall pay MJNE for all direct expenses incurred in connection with the Cultivation Services without limitation, including those described in Section 6, as well as the cost of testing product; delivery of product; pick-up and processing of payments; and any other reasonable cost or fee and, as well any late fee, interest or other obligation due from Company to MJNE. Such expenses that are directly attributable to a specific Order, such as the cost of testing product; delivery of product; pick-up and processing of payments; and taxes payable to the State of Nevada related to a specific order, are the “Order Expenses;” provided, however, that if Company separately has paid Company for such taxes related to a specific order, they will not be included in the term Order Expenses as to that Order.

(f) Build Out Payment. Company shall pay MJNE for any and all reasonable expenses MJNE incurs in building out or assisting with the build out of the Designated Acreage as agreed to between the Parties. Such expenses shall not be billable unless previously approved by all parties in writing.

(g) Disbursement. MJNE shall pay Company the Cultivation Management Fee pursuant to Section 4(g), on or before the 10th of each month, for the preceding month’s fee.

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(h) Examples. By way of example only, and without any inference that the sums reflected below are or should be expected or reflect anticipated revenue or expenses,

(i) The following represents an example of a Product Royalty calculation and a Cultivation Management Fee calculation where (A) the Product Royalty rate is 10%; (B) the Cultivation Management Fee is 90% of Net Sales Revenue:

1.	Company sales 100 lbs of flower at Fair Market Value (“FMV”) at $2,100.00 per lbs;
2.	Billed amount of Order equals $210,000.00;
3.	MJNE collects $210,000.00;
4.	Taxes paid to state equal $36,400.00 (At current tax rate based of the FMV of $2,100/lb, NOTE that if the product was sold at $1,800/lb it would still be taxed at the FMV rate of $2,100/lb)
5.	Net after taxes equals $173,600.00;
6.	Product royalty of 10% paid to MJNE equals $17,360.00
7.	Security and Compliance Fee has not yet been paid and is deducted by MJNE from this Order equaling $10,000.00
8.	Other order expenses equal $6,250.00: testing ($6,000.00) (based on 20 test @ 5lb batches @ $300.00 per test), ($250.00) (transportation cost).
9.	Money owed to Company $139,990.00 paid on the 10th of the following month.

(ii) The following represents an example of the distribution of the Cultivation Management Fee shown in subsection (i), above, at such time as there are outstanding fees payable to MJNE:

Cultivation Management Fee:	$139,990.00
Taxes paid to State for prior Order:	$22,000.00
Order Expenses from prior Order:	$20,000.00
Final Cultivation Management Fee:	$97,990.00 ($139,990-$22,000-$20,000)

5. Sales; Collections; and Payments.

(a) Company shall sell product on behalf of MJNE. All sales shall be timely and properly recorded and data entered into the sales tracking system and MJNE will arrange for collection of sales proceeds via a third-party courier; notwithstanding, MJNE is not responsible for such collections in the event of non-payment or dispute. Company acknowledges that MJNE is required to remit taxes as promulgated by the State of Nevada on the sales of all product/cultivation goods and for any product sold, regardless of whether the proceeds of such sale have been remitted, cleared, or paid in full. As such, to the extent that MJNE has paid taxes related to the products that are the subject of this Agreement, Company is responsible to reimburse MJNE. Notwithstanding anything set forth in this Agreement to the contrary, MJNE shall have the right to invoice Company for the reimbursement of taxes attributable to one or more Orders, and Company shall remit such funds to MJNE immediately upon receipt of the invoice.

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(b) In addition to any other expenses or fees set forth herein, MJNE may invoice Company for any reasonable direct out-of-pocket expenses incurred by MJNE in connection with Company operations, plus a 15% administrative charge if these fees are not paid within 20 days. MJNE invoices to Company are due and payable within 14 calendar days of receipt by Company unless such invoice is for an amount in excess of $2,000; in each such case that invoice shall be due and payable within 20 calendar days and, if not then timely paid, may be paid to Company from any Company funds then in the possession of MJNE, including any Cultivation Management Fee that otherwise would be payable to Company.

(c) Company shall sell product only to a licensed marijuana dispensary, production facility, or cultivation facility, in accordance with the Cultivation License.

6. Company’s Operating and Related Expenses. Without limiting any other provision of this Agreement, Company shall be solely responsible for all costs and expenses necessary to perform the Cultivation Services as contemplated by this Agreement, including, without limitation, all materials, build out costs, electrical, utilities, fencing (which may be prepaid by MJNE and will be reimbursed by Company to MJNE), installation of water piping, trenching, grading, installation of concrete slabs, building construction, soil development, equipment, vehicles, mobile phones, computers, and labor, including, without limitation, all wages, benefits (if any), taxes, withholding, workers’ compensation insurance, payroll processing, uniforms, tools, training and education, and all other employee-related costs and anything else related to Company operations.

7. Confidential Information; Insider Trading.

(a) Definition. “Confidential Information” means nonpublic information that one Party (the “Disclosing Party”) designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential, including, but not limited to: all (i) financial, operational, and other information relating to the Disclosing Party; (ii) confidential information and trade secrets of the Disclosing Party; (iii) lists of customers or referral sources; (iv) business, financial, and other information received from a customer or any other third party that the Disclosing Party is obligated to treat as confidential; (v) financial statements and other financial information; (vi) any present or future business or strategic plans, services, trade secrets, designs, recipes, processes, procedures, or other business or technical information of the Disclosing Party; and (vii) any other information designated, either orally, in writing, or by any other means, as confidential. Confidential Information does not include information that: (x) is or becomes generally available to the public other than because of a disclosure by the Party receiving such information (the “Receiving Party”); (y) was in the Receiving Party’s possession prior to disclosure by Disclosing Party as shown by written records of the Receiving Party dated prior to the date of this Agreement.

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(b) Confidentiality Obligations. The Receiving Party agrees: (i) to hold all Confidential Information in strict confidence and to take commercially reasonable precautions to protect the confidentiality of such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential or proprietary materials of any kind); (ii) not to divulge any Confidential Information or any information derived therefrom to any third person without the express prior written consent of the Disclosing Party, which may be granted or withheld at the Disclosing Party’s sole discretion, or unless compelled to do so by a court of competent jurisdiction or regulatory authority, and then only after providing the Disclosing Party, to the extent allowable under law or regulation, with an opportunity to enjoin the disclosure; and (iii) not to encourage or facilitate any third party to do any of the actions prohibited in the foregoing items.

(c) Return of Confidential Information. It is further understood that all Confidential Information provided by the Disclosing Party to the Receiving Party remains the sole property of Disclosing Party, and upon written request shall immediately be returned by the Receiving Party, together with all copies.

(d) Enforcement. Each Receiving Party agrees that, in the event of any breach of this Agreement by it, such breach will cause irreparable harm to the Disclosing Party, and monetary damages will not be sufficient or may not be adequately quantified, and as such, the Disclosing Party shall be entitled to specific performance, injunctive relief, or other equitable remedies as may be available to it, which remedies shall be cumulative and non-exclusive, and in addition to such other remedies as it may otherwise have at law or in equity.

(d) Insider Trading. Company acknowledges that the stock of MJNE is publicly traded and that MJNE is subject to federal and state securities laws, rules, and regulations, including those under the oversight of the United States Securities and Exchange Commission. Company and its representatives may become aware of material non-public information regarding MJNE in the performance of the Cultivation Services or otherwise in connection with its relationship with MJNE. Company acknowledges that engaging in any transaction in MJNE’s stock while in possession of material nonpublic information, as well as providing material nonpublic information to others who may engage in a transaction in MJNE’s stock while in possession of such information, may subject Company or MJNE or both (as well as their respective officers and directors) to civil and potentially criminal liability. Accordingly, Company and its officers and directors shall ensure that neither the Company, its officers, directors, and members of their respective immediate families, will engage in transactions in MJNE’s stock while in possession of material non-public information and, to the extent that any employees, independent contractors, or other parties associated with Company are or become in possession of material nonpublic information concerning MJNE, Company shall use commercially-reasonable efforts to ensure that they do not engage in such transactions.

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8. Representations and Warranties. The Parties respectively represent and warrant to each other that: (a) it is duly organized, validly existing and in good standing as a limited liability company or corporation under the laws of the state of its domicile; (b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (d) when executed and delivered that Party, this Agreement will constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms. MJNE further represents and warrants that: (x) it is, or will be prior to the commencement of any Cultivation Services hereunder, the holder of the Cultivation License; (y) the Cultivation License is duly and validly issued, and shall be maintained during the entire Term; and (z) the Parties’ respective rights and obligations under this Agreement are permitted activities under the Cultivation License, provided Company complies with its obligations under this Agreement and applicable law. Company further represents that (A) it has sufficient financial resources to engage in the operation contemplated hereby; and (B) that none of the persons that owns an interest in Company, directly or beneficially, is a “Specially Designated National” or “Blocked Person.” “Specially Designated National” or “Blocked Person” means (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as such status, (ii) a person described in Section 1 of U.S. Executive Order 13224, issued September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom we or our affiliates are prohibited from transacting business. Currently a list of such designations is published under the internet website address http://sdnsearch.ofac.treas.gov/. The text of the Executive Order is published at www.ustreas.gov/office/enforcement/ofac.

9. Indemnification. For purposes of this Agreement, the term “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party. Each Party (respectively an “Indemnifying Party”) shall indemnify and save harmless the other Party and its agents, officers, directors, members, managers, directors, employees, and Affiliates (each an “Indemnified Party”) from and against any and all actions, claims, costs (including attorneys’ fees), fines, damages, judgments, and liabilities whatsoever, including without limitation any product liability claims, in law or equity, arising out of or caused by (a) any breach by the Indemnifying Party of this Agreement, (b) the Indemnifying Party’s operations at the Cultivation Facility or performance as contemplated under this Agreement, (c) obligations that either Indemnifying Party is alleged to have or have had with respect to Indemnifying Party’s employees to make payments, contributions or withholdings under any applicable federal, state or local laws pertaining to workers’ compensation, unemployment, social security or income or other taxes, (d) any and all claims against Indemnified Party of whatever nature arising from any act, omission or negligence of Indemnifying Party, its contractors, licensees, agents, servants, employees, invitees, or visitors, arising from any accident, injury, damage or any other reason, (e) any claims, suits, charges, proceedings or actions for workers’ compensation benefits or awards filed against Indemnified Party by or concerning Indemnifying Party’s employees, (f) any grossly negligent acts, omissions or deliberate, willful or intentional misconduct or malfeasance, of Indemnifying Party’s employees while performing services or other obligations contemplated under this Agreement; and (g) any damage to the Cultivation Facility caused by Indemnifying Party’s gross negligence or willful misconduct.

10. Inspections and Audits. The Parties acknowledge and agree that the Cultivation Facility may be subject to inspection by CCB and that CCB may perform audits of all activities licensed under Nevada law. As such, the Parties agree to fully cooperate in good faith with any such inspection or audits. MJNE shall have the right (but not the obligation) to inspect and direct corrections at the Cultivation Facility at any time without prior notice or consent; provided, however, that Company may not rely on the results of any such inspection as evidence that it is in compliance with applicable law.

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11. Taxes. Each of the Parties shall be responsible for its own taxes (including all personal property taxes) that are incurred as a result of that Party’s activities pursuant to this Agreement, and no Party shall be liable to any other Party for contribution or otherwise related to the payment of any taxes. Any taxes imposed shall be paid at the level they are imposed.

12. Limited MJNE License; No Other Intellectual Property Licenses.

(a) MJNE hereby grants Company a non-exclusive limited, royalty free, license to use its name, trademarks, and other trade dress in the performance of the Cultivation Services in the State of Nevada during the Term. Except for the foregoing license, nothing herein shall be construed or interpreted as to give Company any right, title, interest, or license to use any intellectual property of MJNE or any of its affiliates. Apart from the license granted in this section, Company shall not use MJNE’s name or brand in any way without the prior written consent of Company. Any authority granted to Company hereby may be revoked by MJNE upon commercially reasonable notice being given.

(b) Nothing herein shall be construed or interpreted as to give MJNE any right, title, interest, or license to use any intellectual property of Company or any of its affiliates. MJNE shall not use the Company name or brand in any way without the prior written consent of Company, except as may be necessary to perform any of the services undertaken under this Agreement (e.g., the filing of applications for Agent Cards).

(c) Company expressly acknowledges and agrees that in addition to other third parties that may be granted the right to conduct grow operations at the Cultivation Facility, Company or its affiliates, on their own behalf, may engage in grow operations at the Cultivation Facility. Notwithstanding anything set forth in this Agreement to the contrary, Company shall have no right to interfere with or object to any other licenses granted by Company nor any activities conducted by MJNE or its affiliates, including those that may be deemed competitive with Company.

13. Events of Default.

(a) Events of Default by Company. Company shall be in default hereunder if any one or more of the following events happen, and Company fails to cure such default within 15 days following written notice from MJNE (or such lesser period of time required under Nevada laws): (i) Company fails to act in accordance with, or is alleged by a federal, state, or county state regulatory authority or administrative body that it has violated, any law, rule, or regulation, including but not limited to any regulations promulgated by the CCB, including the RTMA; (ii) the filing by Company of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by Company indicating consent to, approval of, or acquiescence in, any such petition or proceeding or face involuntary bankruptcy; (iii) the application by Company or the consent or acquiescence of Company in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; (iv) the making by Company of a general assignment for the benefit of creditors; (v) the inability of Company or the admission of Company in writing of its inability to pay its debts as they mature; (vi) the filing of an involuntary petition against Company seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for Company for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of Company and the continuance of such for 120 days undismissed or undischarged; or (vii) the failure by Company to perform or comply with any material covenant or agreement in this Agreement. If Company fails to cure the default within 15 days, MJNE has the right to terminate the Agreement pursuant to Section 2(c).

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(b) Events of Default by MJNE. MJNE shall be in default hereunder if any one or more of the following events happen, and MJNE fails to cure such default within 30 days following written notice from Company (or such lesser period of time required under Nevada laws): (i) the revocation of the Cultivation License by the State of Nevada; (ii) the filing by MJNE of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by MJNE indicating consent to, approval of, or acquiescence in, any such petition or proceeding or face involuntary bankruptcy; (iii) the application by MJNE or the consent or acquiescence of MJNE in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; (iv) the making by MJNE of a general assignment for the benefit of creditors; (v) the inability of MJNE or the admission of MJNE in writing of its inability to pay its debts as they mature; (vi) the filing of an involuntary petition against MJNE seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for MJNE for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of MJNE and the continuance of such for 120 days undismissed or undischarged; or (vii) the failure by MJNE to perform or comply with any material covenant or agreement in this Agreement.

14. Notices. The Parties acknowledge and agree that any notice required under this Agreement shall be given in writing and shall be delivered personally, via overnight delivery service with tracking, email, or by certified mail, postage prepaid, addressed to the Party for whom intended as follows:

(a)	To Company, at the address set forth on Exhibit A.

(b)	To MJNE:

MJ Holdings, Inc.

2215 E. Anvil Road

Amargosa Valley, Nevada 89020

Attn: Paris Balaouras

Email: Paris@mjholdingsinc.com

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with a copy to:

Adam R. Fulton, Esq.

Jennings & Fulton, LTD.

2580 Sorrel Street

Las Vegas, Nevada 89146

afulton@jfnvlaw.com

15. Amendment and Modification; Waiver. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party. No waiver by either Part of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Assignment. Neither Party may assign, transfer, or convey this Agreement, in whole or in part, without the express prior written consent of the other Party. Any attempted assignment of this Agreement by a Party without the prior written consent of the other Party shall be considered void. Any such assignment and written consent shall be attached to this Agreement and shall be incorporated herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. Regulatory Compliance; Severability. It is the intent of the Parties that this Agreement comply in all respects with all applicable state and local laws, regulations, rules and interpretive case decisions, and the Parties have structured their relationship with that specific intent. However, each Party understands that such laws, regulations, and case decisions are complicated and in a state of flux. Therefore, in the event that any provisions of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either party notifies the other party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of applicable laws or regulations, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect. Furthermore, in such event the parties agree to negotiate in good faith an amendment to the Agreement to comply with law while remaining consistent with the parties’ original intent to the fullest extent allowable by law.

18. Governing Law. This Agreement shall be governed, interpreted, performed, and enforced solely in accordance with the laws of the State of Nevada, without reference to principles of conflicts of law.

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19. Neutral Interpretation. The Parties acknowledge and agree that they have both participated in the negotiation of this Agreement and its terms and have had the opportunity to have this Agreement reviewed by an attorney of their choosing. The Parties agree that no rules of construction or interpretation shall be applied to this Agreement that would favor one party over the other, and that the Agreement shall be interpreted neutrally. All headings and captions are provided for convenience of the reader only and shall not imply any interpretation of the following subject matter in and of themselves.

20. Dispute Resolution. The Parties agree to discuss in good faith any alleged default or breach described in Section 13 (each generally constituting a failure to abide the terms of this Agreement) telephonically within 48 hours of such time as written notice of the alleged breach is received by the Party alleged to have committed such breach or default. If the alleged issue is not then resolved, then the Parties that authorized representatives of the respective Parties, with settlement authority, will meet in person within seven days to attempt in good faith to resolve the issue. If the issue persists, then the Parties shall resolve the dispute as set forth below. The foregoing shall not preclude any party seeking interim emergency injunctive relief in a court of competent jurisdiction located in Clark County, Nevada or from pursuing injunctive relief under Section 7 hereof. The Parties agree that the Party pursuing injunctive shall not be required to post a bond or shall be required to post the minimum bond required by applicable law, to the extent a bond is not waivable. Nothing contained in this Section 20 precludes MJNE from terminating the Agreement pursuant to Section 2(c).

(a) Mediation. Except if emergency injunctive relief is required, any dispute, controversy, or claim arising out of or relating to this Agreement (a “Dispute”) that cannot be settled through negotiation between the Parties shall be mediated by the Parties before a single mediator in Clark County, Nevada, or any other place agreed to by the Parties. Either Party to this Agreement may invoke the right to mediation set forth in this Section 20 (a) by sending written notice to the other Party of such invocation and setting forth in adequate detail the nature of the matter to be mediated. The Parties to the mediation jointly shall appoint the mediator within 15 calendar days of receipt of the written notice. The mediation proceedings shall commence and be diligently pursued by the Parties to this Agreement within 15 calendar days of the appointment of the mediator. Each Party to the mediation shall bear its own cost and expenses incurred with respect to the mediation. The cost of the mediator and the mediation procedure shall be borne equally by the Parties.

(b) Arbitration. Any Dispute that has not been settled or resolved by negotiation or through mediation to the satisfaction of the Parties within 90 days of the notice of the invocation of mediation pursuant to Section 20(a) above (or such other date as the Parties may agree) shall be resolved through binding arbitration. Either Party shall have the right to submit the Dispute to arbitration set forth in this Section 20(b) by sending written notice to the other Party. The Parties shall name a single arbitrator within 20 calendar days after such written notice. If the Parties fail to select an arbitrator, then each Party shall designate a third-party attorney duly licensed and in good standing in the State of Nevada, which two designees shall together designate a third person, duly licensed as an attorney in the State of Nevada, which person (if he or she accepts such appointment) shall be the arbitrator. If those designees cannot agree on an arbitrator, then the arbitrator shall be selected in accordance with then existing rules and processes of the American Arbitration Association (“AAA”). The arbitrator shall render a decision within 60 calendar days after his or her appointment and shall conduct all proceedings pursuant to the then existing rules of AAA governing commercial transactions, to the extent such rules are not inconsistent with Nevada law and this Agreement. The cost of the arbitration procedure shall be borne by the non-prevailing Party or, if the decision is not clearly in favor of one Party or the other, then such costs shall be borne as determined by the arbitrator. The arbitration procedure provided for in this Agreement shall be binding arbitration and shall be the sole and exclusive dispute resolution mechanism for any applicable Dispute, except to the extent that judicial enforcement proceedings are necessary to give effect to the resulting arbitral award.

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21. Limitations on Damages. MJNE shall not be liable to Company for any action or inaction, whether intentional or not, made by any other third party, including but not limited to, other parties that are conducting cultivation activities at the Cultivation Facility, which affects Company’s ability to operate, grow or conduct sales pursuant to this Agreement. MJNE is only responsible to Company for any willful or negligent action on the part of MJNE or its direct employees. Company reserves the right to pursue claims against any third-party vendor or MJNE affiliate.

Company acknowledges and understands that there may be additional cannabis operators conducting grow operations at the Cultivation Facility. As such, there is risk that an additional operator may jeopardize MJNE’s license to operate, thereby impacting Company’s ability to operate. If another operator jeopardizes the license, or causes the license to be revoked or suspended, thereby negatively impacting Company’s ability to conduct operations pursuant to this Agreement, Company agrees that MJNE shall have no liability to Company for the same. Company enters into this Agreement with full knowledge of the foregoing and does so with the understanding and willingness to accept the risk as stated herein.

22. Venue. Any arbitration or other action to enforce or interpret this Agreement shall exclusively be in Clark County, Nevada.

23. Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

24. Federal Government Action. The Parties acknowledge that they are aware of and fully understand that despite the State of Nevada’s marijuana laws and the terms and conditions of this Agreement, Nevada-licensed marijuana cultivators, transporters, distributors, or possessors may still be arrested by federal officers and prosecuted under federal law. In the event of federal arrest, seizure, or prosecution associated with the activities described in this Agreement, the Parties agree to hold each other harmless and agree to be individually responsible for any attorneys’ fees associated with defending such actions. The Parties also agree to waive illegality as a defense to any contract enforcement action related to this Agreement.

25. Relationship of the Parties. This Agreement does not create any partnership or joint venture between the Parties. Company shall be an independent contractor pursuant to this Agreement. Except as expressly set forth in this Agreement, neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

26. Further Assurances. Each Party will execute and deliver such further instruments and take such further action as may be required to carry out the intent and purpose of this Agreement.

27. Entire Agreement. This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all other negotiations, agreements, representations, and covenants, oral or written. All the Recitals and Exhibits hereto are hereby incorporated within the Agreement. In the event of any conflict between this Agreement and any other Agreement between the parties, the terms and provisions of this Agreement shall control, unless specifically varied by a subsequent Agreement. This Agreement may be amended or otherwise modified only by a written documents signed by each of the Parties hereto.

28. Execution. The Parties may execute this Agreement in counterparts, all of which, when considered together, shall constitute one agreement. This Agreement may be executed by DocuSign or any other e-signature method authorized by MJNE.

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IN WITNESS WHEREOF, the Parties have caused this Cultivation and Sales Agreement to be duly executed and delivered by their authorized representatives as of the Effective Date.

MJNE		COMPANY

MJ HOLDINGS, INC.		RK GROW LLC

By:	/s/ Roger j Bloss	By:	/s/ Abdulla Ahmed
	Roger Bloss		Abdulla Ahmed
	Chief Executive Officer		Manager

Date:	Jun 22, 2021	Date:	Jun 24, 2021

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EXHIBIT A

SUMMARY OF COMMERCIAL TERMS

COMPANY LEGAL NAME: RK GROW LLC

COMPANY ADDRESS:	9205 W. RUSSELL RD. SUITE 240
LAS VEGAS, NEVADA 89148

COMPANY NOTICE INFORMATION:

Address:	9205 W. RUSSEL RD. SUITE 240
LAS VEGAS, NEVADA 89148

Attention of:	CHRIS LIU

Email:	chris.liu@ruilincpa.com	Phone:	702-403-3645

with a copy to:

ABDULLA AHMED

9205 RUSSEL RD. SUITE 240

LAS VEGAS, NEVADA 89148

DESIGNATED ACREAGE:

For Cultivation: 40 acres

Total: 40 acres

PRODUCT: As of the Execution Date, Company anticipates growing on the Designated Acreage and selling in the State of Nevada the following product or products: CANNABIS AND CANNABIS-RELATED PRODUCTS

DEPOSITS*: (i) Product Royalty Deposit of $3,000,000.00 to be applied to the first Product Royalty or Product Royalties that become due and payable to MJNE; (ii) a deposit of $20,000.00 to be applied to the first and last monthly Security and Compliance Fee. The initial Deposit is due and payable on or before July 30, 2021and shall be made via wire transfer. MJNE to provide wire instructions.

PRODUCT ROYALTY*: 10%

MINIMUM MONTHLY PRODUCT ROYALTY: Beginning with the first calendar month following the second anniversary of the date of the Commencement Notice, $90,000.00 per month or $1,080,000 per annum Minimum Monthly Product Royalty is owed to MJNE from Company.

MONTHLY SECURITY AND COMPLIANCE FEE*: $10,000.00.

CULTIVATION MANAGEMENT FEE (PAYABLE TO COMPANY)*: 90% of Net Sales Revenue

*All sums payable are shown in and payable in U.S. Dollars.

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ADDENDUM 1 TO CULTIVATION AND SALES AGREEMENT

This Addendum 1 to the Cultivation and Sales Agreement entered into this ____ day of June, 2021, by and between MJ Holdings Inc., a Nevada corporation (“MJNE”) and RK Grow, LLC, a Nevada limited liability company (“Company”) (jointly, the “Parties” and, individually, a “Party”). To the extent any provisions of this Addendum contradict any provisions of the Cultivation and Sales Agreement, the provisions of this Addendum shall control:

1. Company has represented to MJNE that it is unable to obtain product liability insurance and general liability insurance coverage pursuant to the Cultivation and Sales Agreement (“Agreement”). MJNE hereby waives the Company’s requirement to obtain the aforementioned insurance coverages pursuant to section 3(d) of the Agreement. However, Company is required to obtain all other insurance coverages as set forth therein so long as reasonably possible. To wit, MJNE agrees to use its best efforts to assist Company in obtaining any governmental permits or licenses and third party consents necessary to obtain all insurances set forth in section 3(d). Company shall reimburse MJNE to the extent MJNE directly incurs out-of-pocket costs as a result of MJNE assisting Company.

2. In the event that Company or MJNE determines that product liability insurance and/or general liability insurance is available, Company shall obtain said insurance within 30 days of receiving notice from MJNE of the same. Alternatively, if MJNE can obtain product liability insurance and general liability insurance on its own for the Cultivation Facility, MJNE may charge the Company, pro rata, its share of the costs of the same. The above terms shall also apply to the Company’s requirement to obtain Business Interruption Insurance (where applicable) should the Company be unable to obtain such insurance.

3. MJNE agrees to provide access to water for the Designated Acreage without charge to the Company. However, Company understands it will be responsible for any construction required to have the water actually delivered to its Designated Acreage from the source. Company’s deposit as it relates to prepayment shall be on the following schedule: $500,000.00 shall be due within 30 days of the execution of the Agreement. One million dollars will be due when: (a) MJNE provides Company with a proposal to obtain electrical power from a utility or other electrical provider for the Designated Acreage; and (b) Company approves and executes such proposal. Company agrees that it will not unreasonably reject any tendered proposal specified herein. The Company shall pay the additional $1,500,000.00 portion of the Deposit on or before October 1, 2022. Company’s monthly security and compliance fee shall be suspended unless and until such time as Company receives 160,000 Amps of electrical power on the Designated Acreage.

4. Company holds all rights as it relates to the terms sale for MJNE’s product which are produced by Company subject to the terms of set forth in paragraph 5 of the Agreement.

5. For purposes of clarifying section 4(e) of the Agreement, Company reserves the right to select testing facilities so long as such facility is selected from a list pre-approved by MJNE. MJNE agrees that such list will hold a reasonable number of qualified facilities to ensure competitive pricing for testing.

6. Minimum Monthly Product Royalty: Minimum Monthly Product Royalty (MMPR) shall be calculated on a per annum basis. Therefore, Company will have satisfied all MMPR obligations for the year upon remitting $1,080,000.00 to MJNE.

a.	The Following represents an example of how MMPR may be satisfied assuming the a year begins the first day of January:

	i.	January: No Sale. Company remits $90,000.00 MMPR,

	ii.	February, Company makes sales resulting in $800,000 paid to MJNE in royalties.

	iii.	March, No Sale. Company remits $90,000.00 MMPR.

	iv.	April, Company makes sales resulting in $100,000.00 royalties paid to MJNE.

	v.	May through December, MMPR is satisfied for the remainder of the year based upon earlier sales.

7. Company reserves the right to terminate this agreement within 24 months of execution upon providing MJNE with 30 day notice. Upon termination MJNE agrees to refund Company the pro rata share of Company’s prepaid deposit. The pro rata share shall be calculated on a monthly basis as set forth in example 6(a). However, if such termination is provided without Company having initiated infrastructure improvements (such as concrete buildup), Company’s “pro rata share” shall be defined as $500,000.00 without regard to the timing of Company’s notice.

a.	The following represents an example of the “Pro Rata” share calculated with Company exercising the exit clause at 8.5 months with infrastructure improvements using a three million dollar prepaid royalty deposit over fifteen years:

	i.	3,000,000.00 divided by 15 years = $200,000.00 per year or $16,666.66 per month.

$16,666.66 x 8.5 = $141,666.61

MJNE refunds Company $2,858,333.39

b.	Company shall have met the requirements for Infrastructure Improvements when Company approves and executes an agreement and remits its deposit to a licensed and bonded contractor to pour 15 acres of concrete on the Site.

(THE BALANCE OF THIS PAGE IS LEFT INTENTIONALLY BLANK)

IN WITNESS WHEREOF, the Parties have caused this Addendum 1 to Cultivation and Sales Agreement to be duly executed and delivered by their authorized representatives as of the Effective Date.

MJ HOLDINGS, INC.		RK GROW, LLC

By:	/s/ Roger j Bloss	By:	/s/ Abdulla Ahmed
	Roger Bloss		Abdulla Ahmed
	Chief Executive Officer		Manager

Date:	Jun 22, 2021	Date:	Jun 24, 2021

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